                                                                     EXHIBIT 2.1


                                    CONTRIBUTION AGREEMENT


This Contribution Agreement is entered into on February 21, 2001 (hereinafter the "AGREEMENT"),


BETWEEN:

-       eBay Belgium Holdings S.A., a societe anonyme en cours de formation,


                         hereafter referred to as "EBH",


- eBay Inc., a corporation organized under the laws of the State of Delaware, U.S.A., whose principal offices are located at 2145 Hamilton Avenue, San Jose, CA 95125, U.S.A., represented by Matthew Bannick, duly authorized for the purposes hereof, hereafter referred to as the "US PARENT",


(EBH and the US Parent are hereafter together referred to as the "EBAY
COMPANIES")


                          AS PARTIES OF THE FIRST PART,


AND:

- Pierre-Francois Grimaldi, a French national born on April 28, 1955 at Saint-Maur, residing Poggio Di Nazza, 20240 Ghisonaccia, France,

- Marc Piquemal, a French national born on July 3, 1971 at Toulouse, residing 24, rue Saint-Antoine, 75004 Paris, France,

- GS Capital Partners III, L.P., a limited partnership organized under the laws of the state of Delaware, whose principal offices are located 85, Broad Street, New-York, New-York 10004 represented by Jean-Christophe Germani, duly authorized for the purposes hereof,

- GS Capital Partners III, Offshore, L.P., a company organized under the laws of the Cayman Islands, whose principal offices are located c/o Maples and Calder, P.O. Box 309,


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


        Grand Cayman, Cayman Islands represented by Jean-Christophe Germani, duly authorized for the purposes hereof,

- Goldman Sachs & Co Verwaltungs GmbH, a company organized under the laws of Germany, whose registered offices are located Messe Turm, 60308 Frankfurt am Main, Germany, represented by Jean-Christophe Germani, duly authorized for the purposes hereof,

- Stone Street Fund 1999, L.P., a company organized under the laws of the state of Delaware, whose principal offices are located 85, Broad Street, New York, New York 10004, represented by Jean-Christophe Germani, duly authorized for the purposes hereof,

- Cisalpina Gestioni S.p.A. a company organized under the laws of Italy, registered with the Registry of commerce of Milan, whose registered offices are located Via Arrigo, Boito 10, 20121 Milan, Italy, represented by Mauro Castiglioni, duly authorized for the purposes hereof,


                         AS PARTIES OF THE SECOND PART,


Pierre-Francois Grimaldi, Marc Piquemal, GS Capital Partners, III, L.P., GS Capital Partners III, Offshore L.P., Goldman Sachs & Co Verwaltungs GmbH , Stone Street Fund 1999, L.P., and Cisalpina Gestioni S.p.A are hereafter collectively referred to as the "CONTRIBUTORS". In addition, Pierre-Francois Grimaldi and Marc Piquemal are sometimes referred to as the "FRENCH INDIVIDUAL SHAREHOLDERS". GS Capital Partners III L.P., GS Capital Partners III Offshore L.P., Goldman Sachs & Co Verwaltungs GmbH and Stone Street Fund 1999 are sometimes referred to as the "GS SHAREHOLDERS".



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                                    RECITALS

1. EBH wishes to acquire, either directly or indirectly, all of the outstanding shares of iBazar SA, a French societe anonyme whose registered offices are located 1, rue de Flandre, 75019 Paris, registered under number 388 387 425 RCS Paris (the "Company") as of the Closing Date (the "CLOSING DATE SHARES"). The Contributors own the majority of the shares of the Company, and wish to contribute all of their shares in the Company as of the Closing Date (the "CONTRIBUTORS' SHARES") to EBH, and to cause the other shareholders of the Company as of the Closing Date to contribute or sell their shares in the Company to EBH or to the US Parent.

2. E-Merge SA, David van Tieghem, Jean-Luc Goemaere and Jean-Michel Loots (hereafter the "BELGIAN SHAREHOLDERS") also own shares of the Company. In addition, the Company has issued a number of warrants (bons de createur d'entreprise) and stock options (options de souscription d'actions) in favor of the managers and employees of its group, each warrant or stock option giving the right to subscribe to shares of the Company. The Parties wish to take appropriate steps so that the shares owned by the Belgian Shareholders and the shares that will be owned by the beneficiaries of such warrants and stock options who will exercise their right to acquire shares of the Company shall be purchased for cash by EBH or by the US Parent. The Belgian Shareholders and the beneficiaries of such warrants and stock options who will exercise their right to acquire shares of the Company shall be referred to as the "CASHED OUT SHAREHOLDERS".

3. Except for newly created shares issued as a result of the exercise by the beneficiaries of the warrants and stock options mentioned in PARAGRAPH 2. above, between the date hereof and the Closing Date, of their right to acquire shares of the Company, the Company's share capital as of the Closing Date shall be as follows:



              SHAREHOLDERS                    A SHARES        B SHARES         TOTAL
              ------------                    --------        --------         -----
Pierre-Francois Grimaldi                     30,476,664               0      30,476,664

Marc Piquemal                                 5,380,000               0       5,380,000

GS Capital Partners III L.P.                  2,983,804       3,472,276       6,456,080

GS Capital Partners III, Offshore, L.P.         820,276         954,576       1,774,852

Goldman Sachs & Co Verwaltungs GmbH             137,748         160,300         298,048

Stone Street Fund 1999, L.P.                    201,492         234,484         435,976

Cisalpina Gestioni S.p.A                              0       1,792,115       1,792,115

E-MERGE SA                                       63,844               0          63,844

David van Tieghem                                74,447               0          74,447

Jean-Luc Goemaere                                74,447               0          74,447

Jean-Michel Loots                                15,681               0          15,681

                  TOTAL                      40,228,403       6,613,751      46,842,154


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


4. EBH is used by the US Parent as an investment vehicle for its international acquisition activities. The US Parent further intends, prior to the Closing Date, to contribute to EBH, either directly or through an Affiliate, its shares of the common stock of the Korean company Internet Auction Co., Ltd., representing slightly more than 50% of the capital of such company (the "US PARENT CONTRIBUTION").

5.      The US Parent and the Contributors have agreed that, as of the Closing
        Date:

        (i) the Contributors shall contribute all of the Contributors' Shares to EBH; and

        (ii) the Cashed Out Shareholders will sign documents allowing transfer of all of their shares in the Company to EBH or the US Parent (the "SOLD SHARES").

6. For the purpose of the contribution mentioned under Paragraph 5 (i) above, the Parties have agreed that as a result of such contribution, the Contributors shall hold no more than thirty-five percent (35%) of the shares of EBH. The by-laws of EBH to be in effect after such contribution are attached as SCHEDULE 6.1.2. hereto.

7. On the basis of the preceding recitals, and in consideration of the representations and warranties contained herein, the Parties agree as follows:


                        ARTICLE 1 -- CERTAIN DEFINITIONS


Capitalized terms used in this Agreement are used as defined in this SECTION 1 or elsewhere in this Agreement (such terms to be equally applicable to the singular and plural forms thereof).

Additional Contribution shall have the meaning set forth in SECTION 2.2.2. of this Agreement.

Affiliate shall mean, with respect to any Party to this Agreement, any legal entity directly or indirectly controlling or controlled by or under direct or indirect common control with such Party (including without limitation its respective officers, directors and employees). For this purpose, "control" means the ownership of more than 50% of the outstanding share capital or the right to appoint a majority of directors or comparable governing bodies.

Agreement shall mean this Agreement and the Exhibits and Schedules attached hereto as the same may be amended from time to time in accordance with the terms set forth herein.

Arbitrator shall have the meaning set forth in SECTION 11.1. of this Agreement.

Audited Year End Balance Sheets shall have the meaning set forth in SECTION 7.10 of this Agreement.

Belgian Shareholders shall have the meaning set forth in Paragraph 2 of the Recitals of this Agreement.


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


Belgian Shares shall have the meaning set forth in SECTION 2.2.1. of this Agreement.

Benefit Plans shall have the meaning set forth in SECTION 4.14.8. of this Agreement.

Breach shall have the meaning set forth in SECTION 9.2.1. of this Agreement.

Cashed Out Shareholders shall have the meaning set forth in PARAGRAPH 2 of the Recitals to this Agreement.

Closing shall have the meaning set forth in SECTION 7.2. of this Agreement.

Closing Date shall have the meaning set forth in SECTION 7.1. of this Agreement.

Closing Date Shares shall have the meaning set forth in PARAGRAPH 1 of the Recitals to this Agreement.

Company shall have the meaning set forth in PARAGRAPH 1 of the Recitals of this Agreement.

Company Permits shall mean any and all permits, authorizations, approvals, registrations, waivers, variances, concessions and licenses granted by a governmental authority (excluding when it relates to Owned Intellectual Property and Licensed Intellectual Property).

Compensation shall have the meaning set forth in SECTION 4.14.1. of this Agreement.

Contribution shall have the meaning set forth in SECTION 2.1. of this Agreement.

Contributors shall have the meaning set forth on PAGE 2 of the Recitals of this Agreement.

Contracts shall mean any and all oral or written contracts, excluding any Company Permits, entered into by the Company or by its Subsidiaries.

Contributed Shares shall have the meaning set forth in SECTION 2.1. of this Agreement.

Contributors' Shares shall have the meaning set forth in PARAGRAPH 1 of the Recitals to this Agreement.

Deferred Equity Rights shall mean all warrants and stock options (including the Issued Warrants and the Issued Stock Options), convertible bonds, subscriptions or other securities granting the right, by conversion, exchange, reimbursement or otherwise, to subscribe to or to purchase any of the authorized or outstanding securities of the relevant company. Previously issued Deferred Equity Rights that may have terminated or are void shall not be considered "Deferred Equity Rights" for purposes of this Agreement.

EMU Compliant shall have the meaning set forth in SECTION 4.21 of this Agreement.

Encumbrance means any security interest, pledge, mortgage, lien, charge, encumbrance or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership. excluding restrictions created by applicable laws which apply to all assets of a similar kind.

Escrow Agreement shall have the meaning set forth in SECTION 2.2.1. of this Agreement.

Loss shall have the meaning set forth in SECTION 9.1.1. of this Agreement.

French Individual Shareholders shall have the meaning set forth on PAGE 2 of this Agreement.

Financial Statements shall have the meaning set forth in SECTION 4.7.1. of this Agreement.

French GAAP shall mean the generally accepted accounting principles in France applied on a consistent basis.

GS Shareholders shall have the meaning set forth on PAGE 2 of this Agreement.

Indemnified Party shall have the meaning set forth in SECTION 9.3.1. of this Agreement.

Indemnifying Parties shall have the meaning set forth in SECTION 9.3.1. of this Agreement.

Intellectual Property Rights shall mean (i) inventions patentable, and all improvements thereto; (ii) patents, patent applications; (iii) trade secrets;
(iv) trademarks, trade names, copyrights and domain names in each case registered; (v) software; (vi) data bases; and (vii) other intellectual property; including all copies and tangible embodiments of the information described in clauses (i)-(vii) above, owned or used by the Company or by its Subsidiaries.

Investments shall mean any legal entity other than the Company or the Subsidiaries, and other than SICAV or mutual funds, in which the Company or the Subsidiaries have a direct or indirect equity interest.

Interested Person shall mean (i) any entity directly or indirectly controlling, controlled by, or under common control with any Contributor, (ii) any Contributor, (iii) any director, officer, senior employee of the entities mentioned in (i) and (ii), and (iv) any entity in which any of the persons named in (i), (ii) and (iii) has a direct or indirect interest.

Issued Stock Options shall mean all stock options issued by the Company prior to the date hereof.

Issued Warrants shall mean all warrants ("bons de createur d'entreprise") issued by the Company prior to the date hereof.

Law shall mean all statutory laws, rules and regulations of all governmental, judicial, legislative, executive, administrative or regulatory authorities (national, local, foreign or otherwise) understood to be, in the case of France, droit positif and jurisprudence at the time applicable.

Legal Proceedings shall have the meaning set forth in SECTION 4.22.1. of this Agreement.


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


Legal Requirements shall mean any and all Laws or Permits applicable to the relevant involved company and/or Subsidiary.

Licensed Intellectual Property shall mean Intellectual Property Rights that are held by the Company or its Subsidiaries under a license granted by a third party.

Contributor's Best Knowledge means that the particular fact was known, or not known, as the context requires, to the French Individual Shareholders and/or to the senior management of the Company or of its Subsidiaries as listed in
SCHEDULE 1 after a reasonable investigation or due diligence exercised by such persons (or by the principal executive officers of such persons they are not a natural person).

Material Contract shall have the meaning set forth in SECTION 4.10.1. of this Agreement.

Owned Intellectual Property shall mean Intellectual Property Rights that are owned by the Company or its Subsidiaries.

Party shall mean any or all of the parties to this Agreement.

Shareholders' Agent shall have the meaning set forth in SECTION 12.10. of this Agreement.

Sold Shares shall have the meaning set forth in PARAGRAPH 5 of the Recitals to this Agreement.

Subsidiaries shall mean all legal entity directly or indirectly controlled by the Company. For this purpose, "control" means the ownership of more than 50% of the outstanding share capital or the right to appoint a majority of directors or comparable governing bodies.

Tax and Taxes means any taxes, parafiscal contributions and social contributions, of any nature imposed, assessed, or collected under any law or payable pursuant to any tax sharing or similar contract, including, without limitation, (i) all income, value-added, registration, transfer, excise, real or personal property, capital, withholding, stamp, sales taxes, state taxes, local taxes, "taxe professionnelle" and other employment related taxes concerning the employees of the Company or of its Subsidiaries, or any other taxes or charges in the nature of the taxes described above, and any assessments, duties, fees, or other governmental charges (including interest and penalties associated therewith), (ii) parafiscal charges ("taxes parafiscales") or "redevances",
(iii) employment contributions and social security contributions, (iv) any liability for the payment of any amounts of the type described in clause (i) above arising as a result of being a member (or ceasing to be a member) of any corporate group, or being included (or required to be included) in any tax return relating thereto, (v) any liability for the payment of any amounts of the type described in clauses (i) and (ii) above as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any third party, and (vi) any penalties, fines, charges, surcharges and interest in connection with the items mentioned under (i) through (v).

US Parent Contribution shall have the meaning set forth in the fourth paragraph of the Recitals of this Agreement.

               ARTICLE 2 -- CONTRIBUTION OF THE CONTRIBUTED SHARES


2.1.    CONTRIBUTION OF THE CONTRIBUTED SHARES -- ALLOCATION OF SHARES OF EBH

        Subject to the conditions precedent set forth in SECTION 6 hereafter, the Main Contributors shall, on the Closing Date, contribute all of the Main Contributors' Shares to EBH (the "CONTRIBUTION"), and EBH shall accept such Contribution. The shares to be contributed to EBH pursuant to the Contribution are hereafter referred to as the "CONTRIBUTED SHARES".


2.2.    ALLOCATION OF SHARES OF EBH -- ESCROW

2.2.1. As a consideration for the Contribution, EBH shall issue, on the Closing Date, 46,613,735 new B shares of EBH (the "BELGIAN SHARES"). As a result of the Contribution, the Contributors shall hold up to thirty-five percent (35%) of the share capital of EBH. The Belgian Shares shall be issued to the Contributors pursuant to the terms of this Agreement and the Escrow Agreement. Eighty-five percent (85%) of the Belgian Shares (i.e., 39,621,675 Belgian Shares) shall be issued in the registered or the bearer form as notified by each Contributor to EBH prior to Closing Date and delivered to the Contributors on the Closing Date in accordance with table attached to this Agreement as EXHIBIT 2.2.1.(a). The remaining fifteen percent (15%) of the Belgian Shares (the "ESCROWED SHARES") shall be issued in the bearer form and remitted to the escrow agent for the benefit of the Main Contributors and deposited in an escrow account to be established by the US Parent, EBH and the Contributors pursuant to the escrow agreement set forth in EXHIBIT 2.2.1(b) (the "ESCROW AGREEMENT").

2.2.2. Should EBH acquire, prior to the Closing Date, in addition to the US Parent Contribution, other contributions of assets or shareholdings ("ADDITIONAL CONTRIBUTIONS"), the share percentage which shall be acquired by the Contributors as a result of the Contribution shall be reduced pro rata to the reduction of the percentage of the value of the total assets of EBH that are represented by the Contribution.


                      ARTICLE 3 - ADDITIONAL CONSIDERATION

Should the minority shareholding of the Company in the capital of Oreka be sold within the fifteen (15) months following the date hereof, the Contributors shall receive from EBH or the US Parent an additional consideration ("AC") calculated (in Euros) as follows:

AC = 0.5 x [[(P - 549,289) (1 - CGT)] - [(4,500,000 - 549, 289) (1 - CGT)]]

Where "P" is the consideration received by the Company as a result of the disposal of its Oreka shares and "CGT" is the statutory capital gain tax rate applicable to corporations (currently 40%).


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

If the result of such calculation is a negative amount, no money shall be paid by any Party to any other Party in respect of the disposal of the Oreka shares.

Such AC should not, in any case, exceed 10% of the par value of the total Belgian Shares. AC shall be paid as soon as practicable following payment, by the purchaser of Oreka shares, of the price to the Company. Should the consideration be received by the Company in several installments, or should it be paid in shares or other non-cash instruments, AC shall start to be paid when the Company has already received cash (or non-cash instruments immediately saleable for cash) in excess of 4,500,000 Euros.



           ARTICLE 4 -- REPRESENTATIONS AND WARRANTIES BY CONTRIBUTORS


The French Individual Shareholders (and, with respect to the representations and warranties contained in SECTIONS 4.5, 4.2.7 AND 4.4.3. (with respect to the Contributors), the other Contributors) represent, warrant and agree to and with the US Parent, as of the date hereof and as of the Closing Date (except for those representations and warranties referring only to one of those two dates), as follows, recognizing expressly that (i) the US Parent relies solely on the representations and warranties contained herein, notwithstanding any information to which the US Parent or its counsel may have had access during the course of the negotiations or during its due diligence exercise, (ii) that the US Parent has no responsibility to make any additional investigations regarding factual matters that are the subject of such representation and warranties, and (iii) that no representation shall be interpreted as limiting in any way whatsoever the generality of any other representation herein unless the disclosure relating to a particular representation clearly on its face applies to another representation.



4.1.    ORGANIZATION AND STANDING

4.1.1. Except as set forth in SCHEDULE 4.1.1., the Company and its Subsidiaries are duly incorporated and validly existing under their respective applicable Laws, with all requisite power and authority to conduct lawfully their businesses as presently conducted (including, without limitation, to own and use their assets as presently owned and used, and to perform all of their obligations under their Contracts).


4.1.2. Except as set forth in SCHEDULE 4.1.2., all the corporate decisions taken by the Company or its Subsidiaries, or their respective shareholders or officers (mandataires sociaux) with regard to the Company or its Subsidiaries (including, without limitation, capital increases or reductions, contribution of shares or assets, transformations into another corporate form, change of name or of registered offices, issuance of shares or Deferred Equity Rights), have been taken in full compliance with their respective applicable Legal Requirements.


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

4.1.3. The Company is a societe anonyme whose registered offices are located 1, rue de Flandre, 75019 Paris, registered under number 388 387 425 RCS Paris.

4.1.4. An up-to-date version of the Company's and its Subsidiaries' by-laws is attached hereto as SCHEDULE 4.1.4.


4.2.    CAPITALIZATION OF THE COMPANY

4.2.1. As of the date hereof, the Company has a share capital of Euros 2,342,107.70 divided into 40,228,403 A Shares and 6,613,751 B Shares, with a par value of Euros 0.05 each.

4.2.2 SCHEDULE 4.2.2. sets forth a list of all Deferred Equity Rights issued by the Company an in force as of the date hereof, and indicates the identity of all of the holders of such Deferred Equity Rights and the number of shares of the Company they may acquire as a result of the exercise of such rights. No Deferred Equity Rights shall exist upon contribution of the Contributed Shares and transfer of the Sold Shares, except for Deferred Equity Rights which will become void in accordance with their terms or if earlier exercised, will be subject to a drag along right as set forth in Article 3 of the "Engagement Contractuel" attached to the Shareholders Agreement found in SCHEDULE 4.2.11.

4.2.3. Except as set forth in SCHEDULE 4.2.3., between the date hereof and the Closing Date, there shall be no modification in the share capital of the Company other than modifications resulting from the exercise of Deferred Equity Rights.

4.2.4.  Deleted.

4.2.5. Except as set forth in SCHEDULE 4.2.5., all the share capital of the Company and of its Subsidiaries has been fully paid-up.

4.2.6. All of the Contributors' Shares are and shall have been as of the Closing Date issued in full compliance with all applicable Legal Requirements and are shall have been duly authorized and validly issued.

4.2.7. Except as set forth in SCHEDULE 4.2.7., the Contributors own and shall own on the Closing Date the full property of all of the all of the Contributors' Shares, free and clear of all Encumbrance.

4.2.8.  Except for the Issued Warrants and the Issued Stock Options set forth in
        SCHEDULE 4.2.2, the Company and its Subsidiaries have issued no Deferred Equity Rights that are still in force, and the Company and its Subsidiaries are under no obligation to issue such Deferred Equity Rights.

4.2.9. The Company and its Subsidiaries have issued no non-voting preferred shares, "founder's share" (part de fondateur) or similar shares, or shares with double or multiple voting rights, and each share of the Company and of its Subsidiaries is entitled to one voting right.

4.2.10. Except as set forth in SCHEDULE 4.2.10. hereto, the Company and its Subsidiaries are not under any obligation, directly or indirectly, to contribute capital in any corporation, partnership, joint venture, proprietorship, or other similar entity.

4.2.11. Except as set forth in SCHEDULE 4.2.11. hereto, the transfer, as contemplated herein, of the Contributors' Shares is neither barred nor restricted by applicable Legal Requirements, by the by-laws of the Company or of the relevant Subsidiary, as the case may be, by shareholders' agreements, or by any other regulation.

4.2.12. Upon completion of the Closing transactions referred to in SECTION 7 hereafter, all of the Contributed Shares shall be contributed to EBH.

4.3     SUBSIDIARIES -- INVESTMENTS

4.3.1. SCHEDULE 4.3.1. sets forth a list of all of the Subsidiaries and Investments and indicates the percentage of the Company's or of the Subsidiaries' direct or indirect interest in each such Subsidiaries and Investments. The information contained in SCHEDULE 4.3.1. is complete and accurate. The Company or its Subsidiaries have no interest in any other company or legal entity (including, in particular, any company or entity for which the Company or its Subsidiaries may be held liable without limitation), except for SICAV or mutual funds shares acquired in the ordinary course of their businesses.


4.3.2. Hortensia B.V., iBazar UK Ltd, iBazar Pro SARL, iBazar Pro NL BV, VAC and iBazar Belgium SA are non operating companies, have no employees and have no assets other than those listed in SCHEDULE 4.3.2., and have no operations and no liabilities except those associated with maintaining the existence of the companies and the ownership of their assets, which liabilities (including contingent liabilities) are not in excess of Euros 25,000 per company; and no event, fact or circumstance having its origin prior to the Closing Date shall create any liability in excess of 25,000 Euros for any such companies.

        It is proposed that the specific condition precedent set forth in
        Section 6.2.15 be fulfilled through the transfer of the totality of the shares of Forum on the Net to iBazar. Should this be the solution confirmed by the Parties, the French Individual Shareholders would, in respect of Forum on the Net, make the same representations and give the same warranties as those set forth in the first paragraph of this
        SECTION 4.3.2 in respect of the six non operating companies mentioned above (except that the only assets of Forum on the Net are the domain names "massbazar.fr", "ebay.fr" and the trademark "eBay").

4.3.3. Except as set forth in SCHEDULE 4.3.3., no event, fact or circumstance concerning the Investments and having its origin prior to the Closing Date shall create any liability for the Company or its Subsidiaries.


4.3.4. Except as set forth in SCHEDULE 4.3.4.,at the Closing Date, none of the Contributors shall own, directly or indirectly, any interest in any of the Subsidiaries or Investments.

4.3.5. The Company has good, valid and marketable title to the shares of the Subsidiaries, free and clear of Encumbrances (other than those contained in the charter documents of the Subsidiaries and those mandated by Legal Requirements).

4.4.    CORPORATE RECORDS -- BANKRUPTCY

4.4.1. Except as set forth in SCHEDULE 4.4.1., the Company's and the Subsidiaries' corporate records, including, without limitation, their by-laws (statuts), minute books, shareholders accounts and, generally, all registers and corporate documents required to be created, kept, maintained, amended, and/or updated by applicable Legal Requirements, have been so created, kept, maintained, amended, and/or updated by the Company or its Subsidiaries, as the case may be, in all material respects with such Legal Requirements, and are accurate, up to date, and complete in all material respects.

4.4.2. Except as set forth in SCHEDULE 4.4.2., the filings of the Company and of the Subsidiaries with the Offices of the Clerk of the Commercial Court or with the relevant administration pursuant to applicable Legal Requirements are complete and up-to-date in all material respects.

4.4.3. The Contributors, the Company and its Subsidiaries have never been subject to any bankruptcy, dissolution, liquidation, temporary stay of proceedings or similar procedure and have never been insolvent or incapable of paying their debts, and to the best knowledge of the Contributors, no such proceedings are threatened by any third party in connection with any such procedure; except as indicated in SCHEDULE 4.4.3., no receiver has been appointed to administer all or parts of the assets of the Contributors, the Company or of its Subsidiaries and, to the Contributors' Best Knowledge, no proceedings are threatened in connection with any such appointment.

4.4.4. The Company or its Subsidiaries (and their respective officers and managers), shall incur no liability of any nature whatsoever in connection with the liquidation of Uplift Technology and of Cation SARL.


4.5.    AUTHORITY, ENFORCEABILITY, NO CONSENTS

4.5.1. Each Contributor has all power, authority and capacity to conclude and execute this Agreement and all other agreements and transactions contemplated herein, and to perform its obligations provided for therein.

4.5.2. This Agreement and all other agreements contemplated herein have been or will be as of the Closing Date (or at a later time to the extent expressly stated herein) duly executed and delivered by each of the Contributor and constitute or will constitute legal, valid and binding obligations enforceable against each of the Contributors.

4.5.3. Neither the execution and delivery by each of the Contributors of this Agreement or any of the other Exhibits attached hereto, nor the performance by each of the Contributors of its obligations hereunder and thereunder, require the consent or approval of, or filing with, any person or any authority.

4.6.    NO VIOLATION

        Except as set forth in SCHEDULE 4.6., the execution, delivery or performance of this Agreement or any other agreement or transaction contemplated herein, will neither (i) result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the by-laws of the Company or its Subsidiaries or any Material Contract under which the Company or its Subsidiaries are bound, (ii) violate or affect the validity of any Company Permit, nor (iii) result in the creation or execution of an Encumbrance upon the assets or the shares or the Company or of its Subsidiaries nor (iii) violate any applicable Legal Requirements.


4.7.    FINANCIAL STATEMENTS

4.7.1. The unaudited consolidated balance sheet, income statement and certain notes thereto of the Company as of December 31, 2000 attached hereto as
        SCHEDULE 4.7.1. (the "FINANCIAL STATEMENT"), have been prepared in accordance with GAAP applicable to each Subsidiary - and the consolidation complies with French GAAP - in accordance with past practice, are true and accurate and set out a fair view of the results of operations and of the financial position of the Company and of its Subsidiaries (sont sinceres et donnent une image et fidele de du patrimoine, de la situation financiere et du resultat de l'entreprise) as of December 31, 2000. All liabilities are properly reserved against in the Financial Statements in accordance with applicable GAAP.

4.7.2.  Deleted.

4.7.3. The Company or its Subsidiaries have no indebtedness, liability, claim or obligation of any nature, fixed or contingent, liquidated or unliquidated, secured or unsecured of a type that would be recorded in the company's financial statements if applied on a consistant basis, except (i) liabilities specifically described and reflected at their precise accounting value in the Financial Statements, (ii) fixed liabilities incurred in the ordinary course of business on commercially reasonable terms since December 31, 2000, (iii) fixed commercial obligations to perform pursuant to executory Contracts entered into in the ordinary course of business on commercially reasonable terms, consistent with past practices, and not in default, (iv) liabilities of less than Euros 75,000 and (v) liabilities specifically disclosed and reflected at their precise accounting value in SCHEDULE 4.7.3. hereto. To the Contributors' Best Knowledge, there is no existing condition, situation or set of circumstances which will result in any such liabilities except for the liabilities identified in this SECTION 4.7.3.

4.7.4.  Deleted.

4.7.5. With the exception of the items that are mentioned expressly and specifically in the Financial Statements, and except as set forth in
        SCHEDULE 4.7.5. hereto, the Company or its Subsidiaries do not have or have not consented to, as the case may be, any off-balance-sheet commitments ("engagements hors-bilan"), sureties, guarantees, letters of credit, comfort letters or similar commitments.

4.8.    BANK ACCOUNTS

        SCHEDULE 4.8. sets forth a complete and accurate list of all the bank accounts of the Company and of its Subsidiaries, and of the current mandates and powers of signature in respect to such bank accounts.


4.9.    TAXES

4.9.1. Except as set forth in SCHEDULE 4.9.1., the Company and/or its Subsidiaries, as the case may be, have (i) filed or made when due all required Tax forms, declarations and statements, including, without limitation, those relating to corporate income, professional, and value added taxes, custom duties and charges, and social security contributions, which are correct and complete in all respects, (ii) fully paid when due, or reserved all Taxes in the Financial Statements which they owed as of December 31, 2000 in accordance with French GAAP as consistently applied by the Company, and (iii) retained copies of all written information or statements made to the tax authorities or, as the case may be, to any competent authority.

4.9.2. The Financial Statements properly reflect any amount of unpaid Taxes of the Company or of its Subsidiaries due, accrued or otherwise attributable to the period ending December 31, 2000.

4.9.3. The Company or its Subsidiaries have not benefited from any Tax advantages which may be cancelled or which they may have to reimburse due to the contribution of the Contributed Shares to EBH or the transfer of the Sold Shares to the US Parent.

4.9.4. Except as set forth in SCHEDULE 4.9.4, no election or position has been taken by the Company or its Subsidiaries that would have the effect of
        (i) deferring any profits or Taxes from a period prior to the Closing Date to a period after the Closing Date, or (ii) accelerating any item of deduction, depreciation or loss from a period commencing after the Closing Date to a period ending on or prior to the Closing Date.

4.9.5 Except as set forth in SCHEDULE 4.9.5., the Company and its Subsidiaries are fully entitled to benefit from their Tax credits. No event, fact or circumstance having its origin prior to the Closing Date shall result in the obligation by the Company or its Subsidiaries to reimburse to the relevant tax administration all or part of amounts paid by the Tax administration to the Company or its Subsidiaries in connection with such Tax credit including, without limitation, in connection with their VAT credit ("credit de TVA").

4.9.6 All documents under which the Company or its Subsidiaries have any right or interest and which attract stamp or transfer duty in France or elsewhere have been duly stamped, and the Company or its Subsidiaries have duly paid all stamp and transfer duties to which they were or are liable.

4.9.7. Except as disclosed in SCHEDULE 4.9.7., neither the Company nor its Subsidiaries have, within the past three years, been the subject of any investigation, audit or visit by any Tax authority and there has been no Tax reassessment of the Company or of its Subsidiaries.

4.9.8. The Company or its Subsidiaries will have no liabilities with respect to Taxes due to the contribution of the Contributed Shares to EBH or the transfer of the Sold Shares to the US Parent.


4.10.   CONTRACTS


4.10.1 SCHEDULE 4.10.1. contains an accurate and complete list of all Contracts (other than employment agreements) to which the Company or its Subsidiaries are a party or which have been notified in writing to the Company or its Subsidiaries and by which any of their assets or properties are bound or affected and which (i) involve the obligation (including contingent obligations) to pay by or to the Company or its Subsidiaries over the term of the Contract, amounts in excess of Euros 75,000 in the aggregate or (ii) may not be terminated without penalty exceeding Euros 75,000 upon less than a sixty (60) days prior notice (the "MATERIAL CONTRACTS").

4.10.2 (i) All Contracts listed in SCHEDULE 4.10.2.(a) hereafter are binding and enforceable (subject to unavailability of specific performance, or the consequences of insolvency or bankruptcy) according to their terms and the applicable Law by the Company or its Subsidiaries in accordance with their respective terms. In addition, to the Contributors' Best Knowledge, and except as set forth in SCHEDULE 4.10.2., all Material Contracts and all Contracts mentioned in SECTION 4.10.3. hereafter (other than those listed in SCHEDULE 4.10.2.(a)) are binding and enforceable according to their terms and Law by the Company or its Subsidiaries in accordance with their respective terms.

        (ii) Except as set forth in SCHEDULE 4.10.2., neither the Company nor its Subsidiaries are in default in any material respect under any of their Material Contracts or in respect of any Contract mentioned in
        SECTION 4.10.3. hereafter and, to the Contributors' Best Knowledge, there is no basis for any valid claim of default or violation under any such Material Contract.

        (iii) Except as set forth in SCHEDULE 4.10.2., no notice or other written communication alleging any actual, alleged or possible violation, breach or default under any Material Contract or in respect of any Contract mentioned in SECTION 4.10.3. hereafter has been received by the Company or any of its Subsidiaries. No other party to a Material Contract has requested that such Material Contract be amended or terminated.

4.10.3 Except as set forth in SCHEDULE 4.10.3., neither the Company nor its Subsidiaries are a party to any Contract containing an undertaking on their part not to compete in any business, industry or geographical area to comply with exclusivity provisions.

4.10.4. Except as set forth in SCHEDULE 4.10.2., all Contracts conform to, and were entered into accordance with, applicable Legal Requirements in all material respects.

4.10.5. Except for the Contracts listed in SCHEDULE 4.10.5., none of the Material Contracts contains a clause allowing a person or legal entity other than the Company or its Subsidiaries, as the case may be, to terminate or modify such agreement because or due to the contribution of the Contributed Shares to EBH or the transfer of the Sold Shares to the US Parent.

4.10.6. Except as set forth in SCHEDULE 4.10.6., the Company or its Subsidiaries are not parties to any joint-venture, societe en participation, or to any comparable arrangement involving sharing of profits or of liabilities.

4.10.7. The Company or its Subsidiaries do not have any obligation to indemnify, in whatever form (including through a price reduction or any other mechanism) in connection with (i) the contribution agreement with Liberty Surf dated July 24, 2000, (ii) the share transfer agreement with BIBOP -- CARIRE dated March 16, 2000 and (iii) the transfer of the shares of Telestore SARL to Pierre - Francois Grimaldi (See SCHEDULE 4.10.7.).


4.11.   ASSETS - PERMITS

4.11.1. Except as set forth in SCHEDULE 4.11.1., the Company and its Subsidiaries have good, valid and marketable title to the assets owned by them (excluding the Owned Intellectual Property and the Licensed Intellectual Property), free and clear of Encumbrances. The assets validly used by the Company and its Subsidiaries (including the Owned Intellectual Property and the Licensed Intellectual Property) are sufficient for the operation of the Company and of its Subsidiaries as presently conducted.

4.11.2. Except for normal wear and tear, all the buildings and equipments used by the Company or its Subsidiaries are in a good state of operating condition and repair.

4.11.3. SCHEDULE 4.11.3. sets forth an accurate and complete list of all Company Permits and includes the expiration date and renewal status of all such Company Permits. Except as otherwise specified in SCHEDULE 4.11.3., the Company Permits are sufficient for the operation of the Company and of its Subsidiaries as presently conducted, in full compliance with applicable Legal Requirements. Except as otherwise specified in SCHEDULE
        4.11.3. (i) all Company Permits are in full force and effect, (ii) any applications for renewal of any Permit due prior to the Closing Date have been or shall be timely filed prior to such Closing Date, (iii) no proceeding or other legal action to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Company Permit is pending or, to Contributors' Best Knowledge, threatened, (iv) the Company and its Subsidiaries have made all payments required to be made under all Company Permits, and have acted in full compliance with the terms and requirements of such Permits, (V) no event has occurred and no condition or circumstance exists that constitutes a violation or failure to comply with any Company Permit, and (vi) no administrative or governmental actions have been taken or, to the Contributors' Best Knowledge, threatened in connection with the expiration, continuance or renewal of such Permits which could affect the ability of the Company or of its Subsidiaries to own any assets, to operate, use or maintain any assets or to conduct any of their operations in substantially the same manner in which such operations were conducted on the date hereof.



4.12.   COMPLIANCE WITH LEGAL REQUIREMENTS

        Except as set forth in SCHEDULE 4.12., the Company and its Subsidiaries are each in material compliance with all Legal Requirements applicable to them.


4.13.   INSURANCE

4.13.1. SCHEDULE 4.13.1. contains a complete and accurate list of the insurance policies that currently insure the assets or operations of the Company or of its Subsidiaries, and contains a description of the main features and of any unusual clause of said insurance policies (including a description of the insured risks and of the limits and franchises to any claim under the relevant insurance policy).

4.13.2. Except as set forth in SCHEDULE 4.13.2., all premiums due and payable regarding such policies are and/or have been fully paid, no such premiums are subject to retroactive adjustment, and such policies are, in respect of the nature of the risks insured against and the amount of coverage provided, in force.

4.13.3. The Company and its Subsidiaries (i) have not failed to give any notice or to present any claim under such insurance policies in a timely fashion, (ii) have not received any notification of the cancellation of any such policies or that any of them will not be renewed, (iii) have never been refused insurance for any reason, and have not, since January 1, 1999, incurred any liabilities with respect to risk insured in excess of their insurance coverage.

4.13.4. Since January 1, 1999, the Company and its Subsidiaries have not received from any of their past or present insurance carriers a notice of denial of coverage, or a notice reserving the insurer's rights under the policy, including the right to deny coverage.


4.14.   EMPLOYEE MATTERS

4.14.1. SCHEDULE 4.14.1. contains a list of all employees and officers (mandataires sociaux) of the Company and its Subsidiaries as at the date hereof. Such list indicates such employees' current and committed future (if any) Compensation, and any current or future liability or commitment of the Company or of its Subsidiaries towards such employee or officer more favorable than the requirements of applicable Legal Requirements or of the applicable collective bargaining agreement. "COMPENSATION" shall include the employee or officer's gross annual compensation (whether in the form of salaries, commissions, profit sharing, vacation pay, or other supplemental advantages and compensation - but not including advantages resulting from the Issued Warrants and the Issued Stock Options). None of the employees or officers mentioned above has notified the Company or, as the case may be, a Subsidiary, of his intention to resign from his duties or to terminate his employment agreement.

4.14.2. The standard employment agreements of the Company and of its Subsidiaries are attached hereto as SCHEDULE 4.14.2..

4.14.3. SCHEDULE 4.14.3. lists (i) any employment contract that differs in any material way from the provisions of the Company's or the Subsidiaries' standard employment contracts, (ii) any arrangements involving loans or guarantees given by the Company or its Subsidiaries to or for any employee (indicating the amount involved), (iii) any arrangements involving any indebtedness of the Company or its Subsidiaries to any employee other than accrued salaries, bonuses, vacation time, and expenses (indicating the amount involved), other than indebtedness resulting from Issued Stock Options and Issued-Warrants.

4.14.4. SCHEDULE 4.14.4. contains a complete and accurate list of the collective bargaining agreements applicable to the Company and its Subsidiaries.

4.14.5. Except as set forth in SCHEDULE 4.14.5., neither the Company nor its Subsidiaries are experiencing, or have experienced in the past, any strikes, slowdowns, or other collective labor disputes, and, to the Contributors' Best Knowledge, none are expected.

4.14.6. Except as set forth in SCHEDULE 4.14.1. or referred to in SECTION
        4.14.1. above, no employee or officer of the Company or its Subsidiaries has been granted any advantage, of any nature whatsoever, more favorable than the requirements of applicable Legal

        Requirements or of the applicable collective bargaining agreement. In particular, without limitation, neither the Company nor its Subsidiaries have any obligation toward any employee for a termination notice period or for a termination indemnity greater than the notice period and indemnity required by applicable Legal Requirements and by the applicable collective bargaining agreement.

4.14.7. The Company is not required to comply with the provisions of the law of January 19, 2000 relating to the 35 hours work week until January 1, 2002.

4.14.8. There are no health or life insurance, pension, profit-sharing, retirement, bonus, incentive, profit-sharing, stock-option, warrants, insurance, severance or other employee benefit plans or arrangements, in which any employee of the Company or its Subsidiaries participates (the "BENEFIT PLANS") except those listed in SCHEDULE 4.14.8. and except for the Issued Warrants and the Issued Stock Options or the Benefit Plans which are required by applicable Legal Requirements or the applicable collective bargaining agreement. The Company and its Subsidiaries comply in all material respects with their obligations under applicable Legal Requirements and pursuant to the applicable collective bargaining agreement in connection with the Benefit Plans.

4.14.9. All liabilities relating to the Benefit Plans as of December 31, 2000, including, without limitation, any retirement Benefit Plans, have been properly reserved against in the Financial Statements or are otherwise clearly and completely disclosed in the notes to the Financial Statements to the extent required by applicable GAAP. Except as set forth in SCHEDULE 4.14.9., the contribution of the Contributed Shares to EBH or the transfer of the Sold Shares to the US Parent through the cashing out of the Cashed Out Shareholders will not create any liabilities under any Benefit Plans or any Contracts with employees and shall not result in any Tax or other liability for the US Parent, EBH or the Company.


4.14.10.Except as set forth in SCHEDULE 4.14.10., there are no scheduled or agreed upon future increases in the amount of the Benefit Plans or of the Compensation of the employees and directors of the Company or of its Subsidiaries, other than those required by applicable Legal Requirements or by the applicable collective bargaining agreement.

4.14.11.No key employee of the Company or its Subsidiaries listed in SCHEDULE
        6.2.10. has indicated his or her intention to terminate his or her employment.

4.15.   INTELLECTUAL PROPERTY RIGHTS

4.15.1. SCHEDULE 4.15.1. sets forth a list of all Owned Intellectual Property Rights. All Owned Intellectual Property is fully owned and, where applicable, validly registered in the name of the Company or of its Subsidiaries, free and clear of all Encumbrances. Except as set forth in
        SCHEDULE 4.15.1., there exist no proceedings contesting the validity or enforceability of, or the right of the Company or of its Subsidiaries to use or otherwise exploit, the Owned Intellectual Property and, to the Contributors' Best Knowledge, no such proceedings are threatened. Except as set forth in SCHEDULE 4.15.1. and to the Contributors' Best Knowledge, none of the Owned Intellectual Property is being infringed upon or appropriated by third parties. Except as set forth in SCHEDULE
        4.15.1. there are no geographic restrictions on the use by the Company or by its Subsidiaries of the Owned Intellectual Property. SCHEDULE
        4.15.1. also includes a list of all Intellectual Property Rights submitted for registration and rejected by the competent authority.

4.15.2. SCHEDULE 4.15.2. sets forth all Licensed Intellectual Property. All rights to Licensed Intellectual Property have been granted pursuant to binding and enforceable (according to their terms and Law) license agreements. There exist no proceedings contesting the validity or enforceability of, or the right of the Company or of its Subsidiaries to use or otherwise exploit, the Licensed Intellectual Property pursuant to the applicable agreements and, to the Contributors' Best Knowledge, no such proceedings are threatened.

4.15.3. Except as set forth in SCHEDULE 4.15.3., neither the Company and its Subsidiaries, nor any of their employees during the duration of their employment agreement, have infringed or are infringing any Intellectual Property Rights of a third party and, to the Contributors' Best Knowledge and except as set forth in SCHEDULE 4.15.3., there is no outstanding claim made by any other third party against the Company or its Subsidiaries, or their employees, for breach of any of such third party's intellectual property rights.

4.15.4. Except for software installed by employees for their own use without knowledge of the Company, the Company or its Subsidiaries own or have obtained valid rights to use all software installed on any computer used or in connection with their businesses, and no software currently is installed on any such computer without the Company or its Subsidiaries having obtained the right to so install such software.

4.15.5. Except as set forth in SCHEDULE 4.15.5., none of the employees of the Company or of its Subsidiaries own any right in the Owned or Licensed Intellectual Property Rights.

4.15.6. Except as set forth in SCHEDULE 4.15.6., the Company and its Subsidiaries own or have obtained valid rights to use all content used on each of their web sites, and no third parties have any rights to the "look and feel" (charte graphique) used on any of such web sites.

4.15.6. Except as set forth in SCHEDULE 4.15.7., the Contributors do not directly or indirectly own any trademark or domain name which may be similar to, or be confused with, the trademarks or domain names currently owned or used by the Company or by its Subsidiaries.

4.16.   REAL PROPERTY

4.16.1. Neither the Company nor its Subsidiaries own any real property.

4.16.2. SCHEDULE 4.16.2. sets forth a list of all real property leased by the Company or its Subsidiaries. The Company and its Subsidiaries have valid leasehold interests in all of the real property listed in Schedule 4.16.2., and all leases and subleases listed therein are in full force and effect. Neither the Company nor its Subsidiaries are in default in any material respect under any of such leases or subleases. Copies of all lease agreements and amendments thereto related to each property listed on SCHEDULE 4.16.2. are attached to SCHEDULE 4.16.2. There are no leases of properties formerly held by the Company or its Subsidiaries under which the Company or its Subsidiaries have any actual or contingent liability, except for the remaining rent under the lease agreement entered into between the Company and Telestore SARL.


4.17.   PERSONAL PROPERTY

        The Company or its Subsidiaries have good title or valid leasehold interests, in each instance free and clear of any rights in favor of third parties (except for those reflected in the Financial Statements) to the owned or leased tangible personal property and assets used by them in their businesses.

4.18.   ENVIRONMENTAL MATTERS


        The Company and its Subsidiaries have complied in all material respects with all applicable environmental Legal Requirements. Neither the Company nor any Subsidiary has ever received any notice from any person or entity relating to any actual, alleged or potential liability arising from such requirements.


4.19.   COMPUTER SYSTEMS

4.19.1 Except as set forth in SCHEDULE 4.19.1., all computer systems used by the Company or its Subsidiaries were acquired new and have not been reconditioned, have been properly used, maintained and serviced in accordance with the manufacturer's instructions and have at all material times functioned in a manner which would be satisfactory to a reasonably skilled person engaged in the same type of business.

4.19.2. The Company and its Subsidiaries have in place adequate back-up arrangements designed to ensure continuance of theirs businesses without loss of customer data and without additional expense, in the event of computer hardware or software breakdown, malfunction or in the event of power failure.

4.20.   DATA PRIVACY COMPLIANCE

4.20.1. Except as set forth in SCHEDULE 4.20.1., neither the Company nor its Subsidiaries have disclosed, obtained, processed or transferred among themselves or to third parties any personal data in violation of applicable Legal Requirements.

4.20.2. Except as set forth in SCHEDULE 4.20.2., the Company and its Subsidiaries have at all times maintained adequate data protection registrations in respect of themselves and have obtained, processed and disclosed personal data within the terms of such registrations.


4.21.   EMU COMPLIANCE

4.21.1. Except as provided on SCHEDULE 4.21.1., all the computer, information processing and reporting systems used by the Company are EMU Compliant, where "EMU COMPLIANT" means:

        (a) the use of Euro denominated data will not cause any interruptions or errors in performance of the hardware, software or facilities;

        (b) the hardware, software and facilities will convert (i) any currency unit used by the hardware, software or facilities into Euros, and (ii) Euros into any currency unit used by the hardware, software or facilities accurately, consistently and in accordance with all Legal Requirements and applicable GAAP;

        (c) the hardware, software and facilities will perform rounding calculations accurately, consistently and in accordance with all Legal Requirements and applicable GAAP, and that rounded values will not cause any interruptions or errors in performance;

        (d) the hardware, software and facilities will operate using financial data expressed in either or both the original currency and Euros, without interruption or error, and with interfaces between original currency and Euro denominated functions which do not cause any interruptions or errors in performance; and

        (e) data which have been converted, processed or manipulated for use by the hardware, software or facilities will not cause any interruptions or errors in performance.

4.21.2. Any and all representations, warranties or guarantees made by the Company or its

        Subsidiaries, as the case may be, to customers of the Company of its Subsidiaries to the effect that the software, hardware, computer systems or other computer equipment used by the Company or by its Subsidiaries is EMU Compliant are true and accurate in all respects.

4.22.   ABSENCE OF MATERIAL CHANGES

        Except as set forth in SCHEDULE 4.22, since December 31, 2000, the Company and its Subsidiaries have not:

        (a) suffered any material adverse change, whether or not caused by any deliberate act or omission which would affect their operations, assets, liabilities, or business prospects;

        (b)    issued or sold any debt securities;

        (c) incurred any liabilities, indebtedness, or obligations, or entered into any contract or agreement, except in the ordinary course of business and for amounts not exceeding, individually, Euros 75,000, or Euros 250,000 in the aggregate and except for intra-group financing transactions in the ordinary course of business consistent with past practice;

        (d) paid any amount on any indebtedness except when due and in the ordinary course of business;

        (e) forgiven, cancelled, released or reduced any debts or claims owed to the Company or its Subsidiaries, except in the ordinary course of business and for amounts, in the aggregate, not exceeding Euros 100,000;

        (f) suffered any damage or destruction to, or loss of, any assets (whether or not covered by insurance), with a net book value in excess of Euros 100,000 in the aggregate, and/or Euros 50,000 on an individual basis;

        (g) disposed of any assets with a net book value in excess of Euros 250,000 in the aggregate, and/or Euros 75,000 on an individual basis;

        (h) written up or written down the carrying book value of any of their significant assets. For the avoidance of doubt, any depreciation resulting solely from the passage of time, consistent with past practices and in accordance with applicable GAAP shall not be considered a write-down of assets;

        (i) changed the costing system or depreciation methods of accounting for their assets;

        (j) acquired and/or disposed of any interest in any corporation, partnership, joint venture or other entity;

        (k) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, including stock options or warrants, or agreed to change the terms and conditions pertaining to the exercise of any such rights;

        (l) modified or amended the terms of any of the Material Contracts, except for insignificant modifications or amendments incidental to renewals made in the ordinary course of business;

        (m) settled any civil claim made or action commenced against the Company or its Subsidiaries, except in the ordinary course of business, with the consent or on the advice of an insurance carrier (to the extent such claim is covered), and without admission of liability;

        (n) settled, pleaded guilty to, paid a fine in respect of, or consented to the entry of any penalty, order, or injunction regarding, any criminal, penal, or administrative charges or proceedings filed or commenced against the Company or its Subsidiaries;

        (o)    distributed or authorized the distribution of dividends;

        (p) entered into any other commitment or transaction or experienced any other event that has, or is reasonably expected to have, a material adverse effect on the condition, operations, business, or future prospects of the Company or its Subsidiaries;

        (q)    sold or licensed any Intellectual Property Rights;

        (r)    made any other decision out of the ordinary course of business.


4.23.   LEGAL PROCEEDINGS

4.23.1. SCHEDULE 4.23.1 sets forth a true, complete and correct list of all unsettled legal claims, proceedings, arbitration, mediations, or investigations notified to the Company or its Subsidiaries instituted or otherwise involving the Company or its Subsidiaries (or any of their directors and/or officers acting in their official capacity), and of all legal actions, claims or demands, which, to the Contributors' Best Knowledge, could lead to material proceedings, arbitration, mediations or investigations against the Company or its Subsidiaries (or any of their directors and/or officers acting in their official capacity), whether civil, criminal, regulatory, or administrative in nature (the "LEGAL PROCEEDINGS"). The list in SCHEDULE 4.23.1. sets forth the total alleged liability of the Company or its Subsidiaries for each of the listed Legal Proceedings, together with a description of the nature of the Legal Proceedings and of the demands made by or against the third party.

4.23.2. Except as set forth in SCHEDULE 4.23.1., the Company or its Subsidiaries are not now, nor to Contributors' Best Knowledge are they reasonably expected to become, subject to any court, arbitral, or administrative order, injunction, decree, or decision the continued effect of which, or the default, violation, contempt, or non respect of which could reasonably be expected to have an adverse effect on the operations or financial condition of the Company or its Subsidiaries.


4.24.   INTERESTED PERSONS AND BROKERS

4.24.1. Except for debts for accrued salaries, bonuses, vacation time or expenses, and except as listed in SCHEDULE 4.24., the Company or its Subsidiaries have no claims against, or debt to any Interested Person and no Interested Person has any claims against or owes money to the Company or its Subsidiaries.

4.24.2. Except as listed in SCHEDULE 4.24., the Company or its Subsidiaries have entered into no Contract, transaction or business dealing with any Interested Person which is still in force. To the Contributors' Best Knowledge, no Interested Person is a competitor of the Company or of its Subsidiaries, except (as the case may be) for the Interested Persons to GS Shareholders or Cisalpina.

4.24.3 The Company and its Subsidiaries have incurred no liability towards, and are not bound to make any payment to, any broker, agent, investment banker, finder or other intermediary in connection with the contribution of the Contributed Shares to EBH or the transfer of the Sold Shares to the US Parent.


4.25.   SUBSIDIES AND OTHER ADVANTAGES

4.25.1. The Company or its Subsidiaries have not benefited from any subsidies or any similar advantages which may be cancelled or which they may have to reimburse due to the contribution of the Contributed Shares to EBH or the transfer of the Sold Shares to the US Parent.


4.25.2. None of the Contributors, the Company, its Subsidiaries, or any shareholder, director, officer, employee, agent or other representative thereof, acting in his capacity of representative and on behalf of the Company or its Subsidiaries, has made, directly or indirectly, any payment or promise to pay, or gift or promise to give, or authorized such a promise or gift, of any money or other tangible or intangible item of value, to (i) any foreign official (as such term is defined under the Foreign Corrupt Practices Act of 1977) for the purpose of influencing any such official or inducing him/her to use his/her influence to affect any act or decision of any authority, or (ii) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate, or inducing such party, official or candidate to use his/her/its influence to affect any act or decision of any authority, in each case in order to assist the Company or its Subsidiaries to obtain or retain business for, or direct business to, the Company or its Subsidiaries.


4.26.   ACCURACY OF SCHEDULES AND CERTIFICATES

4.26.1. All information concerning the Company and its Subsidiaries contained herein and in each attached Schedule is accurate.

4.26.2. The French Individual Shareholders have disclosed in the relevant Schedules of this SECTION 4 all information about facts or circumstances which they reasonably believe could have a material adverse effect on the Company or its Subsidiaries (excluding any information relating to general economic or political events, trends or occurrences).



          ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES BY THE US PARENT


5.1.    ORGANIZATION OF EBH

        The US Parent warrants to the Contributors as follows as of the Closing
        Date:

5.1.1. As of the Closing Date, EBH shall be a duly organized in the form of a societe anonyme, validly existing and in good standing under Belgian Laws.

5.1.2. Prior to the Contribution, the shareholders of EBH shall exclusively be the US Parent, and one other shareholder owning one share of EBH.

5.1.3. The US Parent or one of its Affiliates shall have made the US Parent Contribution.

5.1.4. As of the Closing Date, EBH shall have issued no Deferred Equity Rights, and shall be under no obligation to issue any such Deferred Equity Rights.

5.1.5. As of the Closing Date, EBH, shall be under no obligation, directly or indirectly, to invest in any corporation, partnership, joint venture, proprietorship, or other form of business.

5.1.6. Subject solely to the provisions of SECTION 2.2.2, as of the Closing Date, EBH shall have no material assets or liabilities other than those resulting from the US Parent Contribution and, if EBH elects to cash out the Cashed Out Shareholders, the Sold Shares and the sums loaned to EBH in order to finance the acquisition of such Sold Shares.

5.1.7. The execution, delivery or performance of this Agreement or any other agreement or transaction contemplated herein, will neither conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the articles of incorporation of EBH or any agreement or other instrument under which EBH shall be bound.

5.1.8. Subject solely to the provisions of SECTION 2.2.2., the Contributors shall, as a result of the Contribution, own 46 613 735 Belgian Shares (including the shares held in escrow pursuant to SECTION 2.2.), which shall represent no more than thirty-five percent (35) % of the share capital of EBH.


5.2.    ORGANIZATION AND AUTHORITY OF THE US PARENT

        The US Parent warrants to the Contributors as follows as of the date hereof and as of the Closing Date:

5.2.1. The US Parent is a corporation organized under the Laws of the State of Delaware.

5.2.2. The US Parent is duly organized, validly existing and in good standing under applicable Law.

5.2.3. The US Parent has never been subjected to any bankruptcy, liquidation, temporary stay of proceedings or similar procedure and have never been insolvent or incapable of paying their debts, and to the US Parent's best knowledge, no such proceedings are threatened in connection with any such procedure; no receiver has been appointed to administer all or parts of the assets of the US Parent and, to the US Parent's best knowledge, no proceedings are threatened in connection with any such appointment.

5.2.4. No interested party has requested the dissolution of the US Parent on any ground provided for by applicable Legal Requirements and, to the US Parent's best knowledge, no proceedings are threatened in connection with such a request.

5.2.5. The US Parent has all power, authority and capacity to conclude and execute this Agreement and all other agreements and transactions contemplated herein.

5.2.6. This Agreement and all other agreements contemplated herein have been or will be as of the Closing Date (or at a later time to the extent expressly stated herein) duly executed and delivered by the US Parent and are or will constitute legal, valid and binding obligations enforceable against the US Parent and EBH, provided, however, that no representation or warranty is made with respect to Article 5 of the Registration Rights Agreement, a copy of which is attached at SCHEDULE 5.2.6.

5.2.7. The execution, delivery or performance of this Agreement or any other agreement or transaction contemplated herein, will neither conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the articles of incorporation of the US Parent or any material agreement or other material instrument under which the US Parent is bound.

5.2.8. The US Parent has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1999, and has made available to the Contributors such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the US Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports". As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances under which they were made, not misleading. Except as disclosed in the Parent SEC Reports filed by the US Parent and publicly available prior to the date this representation is made, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, business, operations, customers or prospects of the US Parent.

5.2.9. Each of the audited consolidated financial statements of the US Parent (including any related notes and schedules thereto) included (or incorporated by reference) in its Annual Report on its most recent Form 10-K and Form 10-Q is accurate and complete and fairly presents, in conformity with GAAP applied on a consistent basis through the periods involved (except as may be noted therein), and in conformity with the SEC's Regulation S-X, the consolidated financial position of Parent and its consolidated subsidiaries as of its date and the consolidated financial position of Parent and its consolidated subsidiaries as of its date and the consolidated results of operations and changes in financial position for the period then ended.



                        ARTICLE 6 -- CONDITIONS PRECEDENT


The Closing shall be subject to the fulfillment (or waiver by the relevant Parties, as the case may be) of the conditions precedent mentioned hereafter:


6.1.    CONDITIONS PRECEDENT RELATING TO THE US PARENT AND TO EBH


6.1.1 The US Parent shall have performed and complied with, in all material respects, all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

6.1.2. The US Parent shall have incorporated (immatricule) with the relevant Registry of Commerce EBH, in the form of a societe anonyme governed by the laws of Belgium and the by-laws attached at SCHEDULE 6.1.2..

6.1.3. The US Parent or one of its Affiliates shall have contributed to EBH assets that shall have a value at least equal to 65% of the total value of EBH immediately after Closing.

6.1.4. The shareholders of EBH shall have approved the Contribution as set forth in SECTION 2.1.1. above.

6.1.5. The US Parent shall have undertaken in writing to acquire all of the Sold Shares from the Cashed Out Shareholders, for a price per share equal to $ 2.31, on the Closing Date.


6.2.    CONDITIONS PRECEDENT RELATING TO THE COMPANY AND TO THE CONTRIBUTORS


6.2.1. The Contributors shall have performed and complied with, in all material respects, all material agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

6.2.2. Except for newly created shares issued between the date hereof and the Closing Date as a result of the exercise by the beneficiaries of Issued Warrants or Issued Stock Options, the Company's share capitalization shall be as set forth in PARAGRAPH 3 of the Recitals.

6.2.3.  Deleted.

6.2.4.  Deleted.

6.2.5.  Deleted.

6.2.6. The shareholders listed in SCHEDULE 6.2.6. shall have executed all documents necessary for the transfer of their shares in the Subsidiaries to the legal entities or individual shareholders listed in SCHEDULE 6.2.6., for a consideration set forth in such SCHEDULE 6.2.6. as of the closing.

6.2.7. All necessary consents, waivers, approvals, notices or filings in respect of any Material Contracts, including, without limitation, those agreements listed in SCHEDULE 6.2.7 to which any of the Contributors or the Company is a party, and which would be breached, terminated or materially modified or pursuant to which a material obligation would be imposed on the Company or its Subsidiaries as a result of the completion of the transaction described in this Agreement, shall have been obtained, given or made.

6.2.8. All approvals by, notices or reports to, and filings with, any authority in connection with the transactions contemplated hereby which, if not made or obtained, could result in criminal sanctions, material civil sanctions or in restrictions in the future operation of the business of the Company or its Subsidiaries, shall have been made or obtained.

6.2.9. Since the date of execution of this Agreement, there shall not have been any material adverse change in the condition (financial or otherwise), assets, liabilities, business, operations, customers or prospects of the Company. There shall not have been any event or circumstance constituting a breach of any representation or warranty contained in
        Section 4 which has caused or will cause a material adverse change.


6.2.10. As of the Closing Date, no more than one of the employees listed in Column A of SCHEDULE 6.2.10. attached hereto and no more than three of the employees listed in Column B of such schedule shall have left the Company or indicated in writing their intention to leave the Company.


6.2.11. The US Parent shall have received (a) duly executed letters of resignation, waivers and releases, as applicable, in form and substance reasonable and customary in the relevant country, and to be effective as of the Closing Date, from the directors and officers of the Company and its Subsidiaries and from the representatives of the Company on the board of Oreka, (b) executed waivers and releases from the Contributors, substantially in the form set forth as SCHEDULE 6.2.11 attached hereto.

6.2.12. The Contributors shall have caused the Company and its Subsidiaries to convene, prior to the Closing Date, a Board of Directors' meeting and/or a shareholders' meeting, as the case may be, of the Company and of its Subsidiaries, in order to appoint, effective on the Closing Date, the new officers of the Company and/or of its Subsidiaries chosen by the US Parent.

6.2.13. Deleted.

6.2.14. The audited financial statements as of December 31, 2000 shall have been remitted to EBH or the US Parent and the comparison with the Financial Statements attached hereto shall not reveal an adverse discrepancy of more than ten percent (10 %) in any of aggregate revenue, expenses, assets or liabilities, provided, however, that deviations due to changes in the reserves ("provisions") shall be disregarded for purposes of this
        Section 6.2.14 to the extent such deviations are less than 10,000,000 Euros in the aggregate.


6.2.15. SPECIFIC CONDITION PRECEDENT

        As the US Parent has required the transfer of the domain name "massbazar.fr" as a condition precedent to Closing, in consideration of the transactions contemplated herein, Mr. Marc Piquemal, who owns the majority of the capital of Forum on the Net SARL (which company owns the domain names "massbazar.fr", "ebay.fr" and the trademark "eBay"), has offered to put it as a condition precedent to Closing that such domain names and trademark be transferred to iBazar upon Closing, in a spirit of good cooperation with the US Parent, which the other Contributors wish to join. It is proposed that this condition precedent be fulfilled through the transfer of the totality of the shares of Forum on the Net to iBazar for nominal consideration. Consequently, should this be the solution confirmed by the Parties, the French Individual Shareholders would make the representation and give the warranty set forth in the second paragraph of SECTION 4.3.2 hereof. The Parties recognize and agree that, should the Closing not take place, the existence of this condition precedent shall not constitute any admission nor any waiver of any of their respective rights or claims.


6.3.    CONDITIONS PRECEDENT RELATING TO THE AGREEMENT

6.3.1. No proceedings which may materially affect this Agreement or the transactions contemplated hereby shall have been initiated by any person or governmental authority or threatened in writing by any governmental authority seeking to enjoin or otherwise restrain or to obtain an award for material damages from any Party hereto in connection with the consummation of the transactions contemplated hereby or to prohibit or limit the exercise by the US Parent or EBH of any material rights pertaining to the ownership of the Company or any of the Subsidiaries or claiming to own any capital stock or Deferred Equity Rights of the Company other than the Issued Warrants and the Issued Stock Options set forth in SCHEDULE 4.2.2. or the right to receive any consideration as the result of the transactions.

6.3.2. The labor councils or similar bodies of the Company and/or of its Subsidiaries, if required by mandatory provisions of applicable Legal Requirements or by contractual obligations entered into by the Company and/or its Subsidiaries, shall have been consulted or shall have granted their approval or opinion (avis), as required by Legal Requirements, prior to the execution of this Agreement or prior to the transactions contemplated hereby as the case may be.

6.3.3. Since the date of execution of this Agreement, there shall not have been any change in political or economic circumstances, or Laws, that would make the transactions contemplated hereby impractical or illegal.


6.3.4. No filing shall have been made by any person, including the US Parent, EBH and the Company for composition, corporate reorganization or bankruptcy of the US Parent, EBH or the Company; the US Parent, EBH or the Company shall not have become insolvent or unable to pay any debts as they become due and shall not have explicitly or implicitly suspended payment of any debts as they became due.


6.3.5. Antitrust clearances shall have been obtained from the relevant authorities of France and Spain, authorizing the transactions contemplated herein without condition or qualification.


6.4.    GENERAL PROVISIONS RELATING TO THE CONDITIONS PRECEDENT


6.4.1. Each Party to this Agreement shall do whatever is in its power so that the conditions precedent listed above be fulfilled as soon as practicable, subject to the provisions of Sections 7.6 and 7.7 below.

6.4.2. The conditions precedent listed under SECTION 6.1. above inure exclusively for the benefit of the Contributors, and can be waived only in writing by the Contributors. The conditions precedent listed under
        SECTION 6.2. above inure exclusively for the benefit of the US Parent, and can be waived only in writing by the US Parent. The conditions precedent listed under SECTION 6.3. above inure for the benefit of all Parties, and can be waived only in writing by all Parties. For the avoidance of doubt, the waiver by the US parent of the condition precedent mentioned under SECTION 6.2. above shall not prohibit the US Parent from seeking indemnification from the Contributors as a result of a Breach of any of the representations and warranties contained in
        SECTION 4 above.


                             ARTICLE 7 -- COVENANTS


The Contributors and the Company covenant to and agree with the US Parent as follows:


7.1.    ACCESS

        The US Parent shall, from the date hereof until the Closing Date, be entitled, through its employees and representatives, to make such investigations of the property and such examination of the books, records and financial condition of the Company and its Subsidiaries, as the US Parent may reasonably request during normal business hours. No investigation by the US Parent shall, however, diminish or obviate in any way, or affect the US Parent's right to rely upon, any of the representations, warranties, covenants or agreements of the Contributors contained in this Agreement.


7.2.    PRE-CLOSING OPERATIONS


        From the date hereof until the Closing Date, without the US Parent's prior written consent, which consent shall not be unreasonably withheld with respect to Sections 7.2.2, 7.2.5 AND 7.2.6 below, the Contributors shall cause the Company and its Subsidiaries not to, and the Company and its Subsidiaries shall not take any of the following actions:


7.2.1 conduct its business in any manner or take or omit to take any action that would jeopardize the continuance of its material business relationships or cause any of Contributors' representations and warranties contained in this Agreement to be untrue at any time between the date hereof through and including the Closing Date;


7.2.2 except as expressly provided in this Agreement, enter into, amend, modify, terminate or permit to expire any Material Contracts or any Company Permits, or default (or take or omit to take any action that, with or without the giving of notice or passage of time or otherwise, would constitute a default) on any of its obligations under any Material Contracts or any Company Permits;


7.2.3 except as expressly provided in this Agreement, amend its Articles of Incorporation, or change its name or business;

7.2.4 except as expressly provided in this Agreement, enter into, amend, modify, terminate or permit to expire any agreement or transaction with or for the benefit of any of its Affiliates;


7.2.5 except as expressly provided in this Agreement, make any change to the compensation, benefit plans or other material terms of employment of its employees, except for (i) non-recurring bonuses the gross amount of which shall not exceed 5,000 Euros per individual and 50,000 Euros in the aggregate, provided that the individual threshold of 5,000 Euros may be raised to 15,000 Euros should a proposal be submitted to the US Parent and not expressly rejected by it within the two business days following submission, and (ii) severance payments in an amount not exceeding six months gross salary of the relevant employee plus any applicable social contributions.


7.2.6 (i) make any investments (whether in cash or other assets) exceeding 50,000 Euros (excluding investments in money market funds and other cash equivalent investments), (ii) make any capital expenditures exceeding 100,000 Euros other than as set forth in SCHEDULE 7.2.6. attached hereto, which sets forth anticipated expenditures until the Closing Date, (iii) incur, guarantee or otherwise become liable with respect to indebtedness exceeding 50,000 Euros other than bridge short-term loans (use of line of credit) to settle the accounts of the Company or any of its Subsidiaries, consistent with past practices, (iv) extend any loans or other credits in excess of 50,000 Euros, or (v) sell, transfer, lease or otherwise dispose of assets in any transaction or series of related transactions, other than in the ordinary course of business, with a fair market value in excess of 100,000 Euros, in each of the above (i) through (v) cases, whether individually or in the aggregate;


7.2.7 issue, sell, redeem or acquire any shares of the Company or its Subsidiaries, or other rights or options to acquire the foregoing;


7.2.8 declare or pay dividends or other distributions (in cash or other property) on, or redeem, purchase or otherwise acquire any shares of the Company;


7.2.9 dispose of or permit to lapse any rights to the use of any Intellectual Property Rights;


7.2.10 discharge any liability of the Company or its Subsidiaries except in the ordinary course of business, or prepay any liabilities of the Company or its Subsidiaries, except in the ordinary course of business; or


7.2.11 agree to or make any commitment to take any of the actions prohibited by this SECTION 7.2.


7.3     FURTHER ASSURANCE


        The Contributors shall, and shall cause the Company, the Company's Subsidiaries and the Cashed Out Shareholders to, and the US Parent shall and shall cause EBH to, at any time and from time to time, at the request of the US Parent or of the Contributors, as the case may be, make, execute and deliver such assignments, deeds, bills of sale, filings, conveyances and other instruments, agreements, consents and assurances, and take or cause to be taken all action as the US Parent ot the Contributors, as the case may be, may reasonably request, for the consummation or confirmation of the transactions contemplated under this Agreement.


7.4     EXCLUSIVITY


        Except as regards the purchase of the Sold Shares, unless and until this Agreement is terminated, none of Contributors shall, and none of Contributors shall cause, suffer or permit any of their directors, officers, employees, investment bankers, accountants, attorneys, or other representatives, agents or advisors (as applicable) to, initiate or solicit, directly or indirectly, any inquiries, or make any proposal, or engage in any negotiations or discussions with any person, or provide any confidential information related to the Company's business to any person, with respect to the acquisition, business combination, or purchase of any asset of the Company or its Subsidiaries (other than in the ordinary course of business and in conformity with past practice), or any direct or indirect equity interest in the Company or any of its Subsidiaries, or otherwise facilitate any effort or attempt to seek any of the foregoing.





7.5     NON-COMPETITION; NON-SOLICITATION


7.5.1. For a period of one (1) year from the date hereof, none of Contributors shall, and shall cause their respective Affiliates not to, directly or indirectly, compete with the business of the US Parent or the business of the Company as at the date hereof, whether through investments in or through the starting of a business which competes or would compete with the businesses of the US Parent or the Company. The provisions of this
        Section 7.5.1 shall not apply to the GS Shareholders nor to Cisalpina Gestioni SpA.

7.5.2 For a period of two (2) years from the date hereof, none of the Contributors shall, and shall cause their respective Affiliates not to, solicit, directly or indirectly, any director, officer or other employee of the Company or its Subsidiaries.


7.6.    REGULATORY APPROVALS

        The US Parent and the Contributors shall file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any governmental body with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such governmental body. Each of the US Parent and the Contributors shall (1) give the other party prompt notice of the commencement of any legal proceeding by or before any governmental body with respect to the transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such legal proceeding, and (3) promptly inform the other party of any communication to or from any governmental body regarding the transactions contemplated under this Agreement. The US Parent and the Contributors will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding under or relating to any antitrust or fair trade law. In addition, except as may be prohibited by any governmental body or by any Law, in connection with any legal proceeding relating to any antitrust or fair trade law, each of the US Parent and the Contributors will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental body in connection with any such legal proceeding.


7.7     NO OBLIGATION TO MODIFY BUSINESS

        Notwithstanding anything to the contrary contained in this Agreement, US Parent shall not have any obligation under this Agreement: (i) to dispose or cause any of its subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product, or to commit to cause Company or any of its Subsidiaries to discontinue offering any product; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any person, any technology, software or other proprietary asset, or to commit to cause the Company or any of its Subsidiaries to license or otherwise make available to any person any technology, or other proprietary asset; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause Company or any of its Subsidiaries to hold separate any assets or operations; or (v) to make or cause any of its subsidiaries to make any commitment (to any governmental body or otherwise) regarding its future operations of the Company or its Subsidiaries. US Parent shall have the right to terminate this Agreement if any Law or legal authority shall make any condition described in (i) through (v) of this Section a requirement for the completion of any transaction contemplated under this Agreement.


7.8.    AUDITED YEAR END BALANCE SHEET

        Within thirty (30) days after the execution of this Agreement, Main Contributors shall cause the Company to deliver to the US Parent a set of 2000 year end Financial Statements audited by Ernst & Young (the "AUDITED YEAR END BALANCE SHEET").


                               ARTICLE 8 - CLOSING


8.1.    TIME AND PLACE OF CLOSING

        Closing shall take place at a mutually agreed place, and at a mutually agreed date upon the satisfaction of the conditions precedent set forth in SECTION 6 above or the waiver in writing of such conditions by the relevant Parties, as the case may be, not later than ten

        (10) business days following such satisfaction and/or waiver and in no event later than May 15, 2001 (the "CLOSING DATE").


8.2.    CLOSING DELIVERIES

        On the Closing Date, the Parties shall perform the following actions and such other actions as may be necessary to effect the transactions contemplated in this Agreement (collectively the "CLOSING").

8.2.1.  Deleted.

8.2.2. The Parties shall execute all contribution instruments and agreements, and undertake all legal actions necessary pursuant to Belgian and French corporate Law, in order to implement the transactions described in this Agreement including, but not limited to the Registration Rights Agreement.

8.2.3. The Contributors shall remit to the US Parent the payment, if relevant, referred to in Article 3(c)(i) of that certain agreement of same date, entitled "Cash Out Agreement".

8.2.4. The Contributors shall transmit to the US Parent the letters and documents referred to in SECTION 6.2.11.

8.2.5. The Contributors and the US Parent shall transmit to each other evidence, in form and substance satisfactory to the US Parent or the Contributors, respectively, of the fulfillment of the conditions precedent set forth in SECTION 6 hereof which the Contributors and the US Parent, respectively, had to fulfill.

8.2.6.  The Contributors and the Belgian Company shall sign the Escrow
        Agreement.

8.2.7. The French Individual Shareholders shall remit to the US Parent all documents effecting the transfer of the domain names "massbazar.fr", "ebay.fr" and the trademark "eBay" to iBazar.



                           ARTICLE 9 - INDEMNIFICATION


9.1.    INDEMNIFICATION BY THE CONTRIBUTORS

9.1.1. Subject to the terms and conditions contained herein, the Contributors agree, within the limits set forth in SECTION 9.3. below, to severally ("non solidairement"), in accordance with this Agreement and the Escrow Agreement, indemnify EBH, the US Parent, the Company or its Subsidiaries, at the choice of EBH or the US Parent (and their respective officers, directors, affiliates, employees and agents) of all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, and damages, including,


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

        without limitation and as the case may be, any legal expenses and reasonable attorneys' fees and expenses (collectively referred to as "LOSSES"), asserted against or incurred by EBH, the US Parent, the Company or its Subsidiaries and their respective officers, directors, affiliates, employees and agents, and resulting from the breach by any of the Contributors, of any of the Contributors' representations or warranties provided for in SECTION 4 or of any of their obligations pursuant to this Agreement (hereafter a "BREACH"). For the avoidance of doubt, it is expressly agreed that, despite the fact that only the French Individual Shareholders are making representations and giving warranties pursuant to this Agreement, the other Contributors shall be liable under the indemnification provisions contained in this Agreement as if they had made the same representations and given the same warranties as the French Individual Shareholders.


9.1.2 The amount of liability owed by the Contributors to EBH in respect of the Losses pursuant to SECTION 9.1.1. shall first be paid from the Escrow amount, before any payment thereof by the Contributors to EBH, in accordance with the provisions of the Escrow Agreement. To the extent such amount of liability exceeds the Escrow amount, the Contributors shall pay such amount of liability in excess of the Escrow amount to EBH, within thirty (30) days of notice thereof from US Parent to the Contributors.


9.1.3.  (a)    In calculating the amount of a Loss, there shall be deducted therefrom the amount of any specific reserve or provision included in the Financial Statements with respect to the specific facts or circumstances giving rise to such Loss;

        (b) Any Tax reassessment which would solely result in transferring the burden of the Tax from one financial year to another shall only be taken into account to the extent of the definitive Loss resulting from such reassessment, including penalties, increases, interest or fines, if any, relating to the transfer of the Tax burden.

        (c) In calculating the amount of a Loss pursuant to SECTION 9.1., there shall be deducted therefrom any sum (for example, an insurance payment) that the US Parent, EBH, the Company or one of the Company's Subsidiaries have received or will receive relative to an event resulting in the Breach. This sum will be deducted when calculating the Loss if such sum is received prior to the payment of the Loss pursuant to SECTION 9.1. This sum will be repayable to the Contributors if such sum is received after the payment of the Loss pursuant to SECTION 9.1.

        (d) In calculating the amount of a Loss pursuant to SECTION 9.1., there shall be taken into account the amount of any Tax decrease, saving or recovery actually made by the Company or the Company's Subsidiaries attributable to such Loss and the amount of any Tax increase or other Tax disadvantage resulting from the payment of the indemnification relating to such Loss. For the purpose of clarification, the Parties expect the gains and losses arising from the implementation of this clause to offset unless there has been an intervening change in tax rates.


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

        (e) the amount of any Loss (other than the related tax consequences) shall be assessed on a consolidated basis.

        (f) No claim for indemnification may be made against the Contributors when the relevant Breach exclusively results from a change of Law, a change of regulation or of its interpretation, a change of Tax or accounting rules or a change of an accounting method after the Closing Date.

        (g) No claim for indemnification may be made against the Contributors in connection with the valuation of fixed assets as shown in the Audited Year End Balance Sheet, except if the Loss is a result of the non existence of these fixed assets.

9.1.4. In addition, the amount of indemnification payable by the Contributors as a result of a Loss relating to a Breach concerning a particular Investment or Subsidiary shall be reduced by a percentage set forth, for each relevant Investment or Subsidiary, in SCHEDULE 9.1.4. hereto. For the avoidance of doubt, and subject only to the provisions of SECTION 9.1.3., any Loss concerning the Company or any Investment or Subsidiary not listed in SCHEDULE 9.1.4. shall be indemnified to its full extent, notwithstanding the shareholding owned by EBH, the US Parent, or an Affiliate of the US Parent in the relevant company.

9.1.5. The Parties shall cooperate in good faith in order to mitigate any Loss (namely EBH shall perform or shall cause the Company perform all obligations with respect to the possibility to defend a claim according to the agreements referred to in SECTION 4.10.7.).

9.1.6. Notwithstanding the fact that a Loss may result from a default or an inaccuracy relating to more than one of the provisions of this Agreement, the Contributors' liability may only be sought once in respect of any given damage, it being agreed that the US Parent shall then determine the provision of this Agreement on which remedies will be sought.


9.2.    INDEMNIFICATION BY THE US PARENT

9.2.1. Subject to the terms and conditions contained herein, the US Parent agrees to indemnify, defend, and hold harmless the Contributors (and their respective officers, directors, affiliates, employees and agents) from and against all Losses (as defined in SECTION 9.1. above) asserted against or incurred by the Contributors and their respective officers, directors, affiliates, employees and agents, and resulting from the breach by the US Parent of any of the representation or warranty provided for in SECTION 5 and of any of its obligations pursuant to this Agreement (hereafter a "BREACH").

9.2.2. The rules set forth in SECTION 9.1. above shall apply mutatis mutandis to any indemnification of a Loss by the US Parent to the Contributors.


9.3.    INDEMNIFICATION PROCEDURE


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

9.3.1.

        a. To claim indemnification under this Section, EBH or Parent, on behalf of itself or any other party with right to indemnification under SECTION 9.1. of this Agreement with respect to the matter covered by the Claim Notice (each an "INDEMNIFIED PARTY"), shall, within sixty (60) days of the occurrence of an event which gives rise or which is reasonably likely to give rise to a right of indemnification under this SECTION 9 (fifteen (15) days in the event of a tax reassessment notice received from a tax authority), give notice (a "Claim Notice") of the facts constituting the basis for the claim of possible Breach to the Shareholders Agent and the Escrow Agent. The Claim Notice shall contain a brief summary of the facts constituting the basis for the claim of a Breach and a non-binding estimate of the amount of the alleged Loss. Failure to give timely notice of a Breach shall not affect the rights of any party to be indemnified under this
               SECTION 9, except to the extent such failure to so notify materially and adversely affects the Indemnifying Parties ability to reduce the amount of the losses.

        b. Within forty (40) business days after the Claim Notice is given, the Shareholder's Agent shall deliver to EBH and the US Parent and the Escrow Agent a written response (a "Response Notice") in which the Shareholders' Agent: either (A) agrees to accept the amount set forth in the Claim Notice (the "Claimed Amount"), or
               (B) agrees to accept part, but not all, of the Claimed Amount, or
               (C) indicates that none of the Claimed Amount is accepted. Any portion of the Claimed Amount that is not accepted in the Response Notice shall be the "Contested Amount". If a Response Notice is not received by EBH and US Parent within forty (40) business days after the Claim Notice is given, the Shareholder's Agent shall be deemed to have not accepted any portion of the Claimed Amount.

        c. If any amount of a Claim Notice is accepted by the Shareholders' Agent (an "Agreed Amount"), the Escrow Agent shall be authorized by such Response Notice to deliver the Agreed Amount from the Escrow Fund to the Indemnified Party(ies) designated by EBH (the "Designated Indemnitee(s)") in accordance with the Escrow Agreement. If the Escrow Fund is not sufficient to pay the full Agreed Amount, the portion not paid from the Escrow Fund to the Designated Indemnitee(s) shall be paid by the Contributors to the Shareholders' Agent, and by the Shareholders' Agent to the Designated Indemnitee(s), within thirty (30) days of the date such Response Notice is received.

        d. If the Shareholders' Agent delivers a Response Notice pursuant to which there is a Contested Amount, the Shareholders' Agent and a representative of the Indemnified Party or Parties shall negotiate in good faith to attempt to resolve the dispute related to the Contested Amount. If the Shareholders' Agent and the Indemnified Party or Parties resolve such dispute, such resolution shall be binding on all of the Contributors and the Indemnified Party or Parties, and (i) a settlement agreement shall be signed by the Indemnified Party or Parties and the Shareholders' Agent and jointly sent to the Escrow Agent, and
               (ii) if the Escrow Fund is not sufficient to pay the full amount of such negotiated settlement, the

               Contributors shall pay the Shareholders' Agent, and the Shareholders' Agent to the Designated Indemnitee(s) the amount not paid from the Escrow Account as part of such settlement.

        e. If the Indemnified Party or Parties and the Shareholders' Agent are unable to resolve this dispute within sixty (60) business days of the date of the Response Notice, either Party may initiate arbitration as provided in SECTION 11. of this Agreement. The final decision of the arbitrators shall be furnished to the Shareholders' Agent, EBH and the US Parent on behalf of the Indemnified Party or Parties and the Escrow Agent in writing, and shall constitute a conclusive determination of the amount of the Contested Amount the Indemnified Party or Parties are entitled to recover, binding on the Contributors, the Indemnified Party or Parties and the Escrow Agent and may not be contested by any of them. If the Escrow Fund is not sufficient to pay the full amount of such award, the Contributors shall pay to the Shareholders Agent, and the Shareholder's Agent shall pay to the Designated Indemnitee(s) the amount not paid from the Escrow Account within thirty (30) days of such determination.

        f. The obligations of the Contributors are in proportion to the liability limits set forth in SCHEDULE 9.4.3. EBH, the US Parent, and any Designated Indemnitee(s) shall have the right to enforce the settlement agreement or the arbitral award, as the case may be, against any Contributor who fails to make a payment required under clauses (d) or (e) above and each Contributor hereby agrees to accept such enforcement.

        g. The rules set forth in this Section 9.3.1 shall apply mutatis mutandis to any indemnification of a loss by the US parent to the Contributors.

9.3.2. In case of a claim made by EBH or the US Parent, the Contributors or their duly empowered counsels shall have reasonable access to the books and documents of the Company and of its Subsidiaries relating to the Loss, at the premises of the Company and of its Subsidiaries or in any other place chosen by the US Parent or EBH in the same town as the Company or the relevant Subsidiary, during normal working hours. The Company's and the relevant Subsidiary's staff shall cooperate and lend its reasonable assistance to the Contributors or their counsels.

9.3.3. If the event giving rise to indemnification involves the claim of any third party, either Party may, by written notice to the other Party or Parties, delay the procedures set forth in Section 9.3.1 (following delivery of the claim notice) until resolution of the third party claim by settlement or judicial or arbitral decision. The Indemnified Party or Parties shall have sole control over, and shall assume all expenses with respect to, the defense, settlement, adjustment or compromise of the notified claim, provided that: (i) the Indemnifying Party(ies) may, if it so choose(s), employ counsel at its own expense to assist in the handling of such claim, and (ii) the Indemnified Party or Parties shall obtain the prior written approval of the Indemnifying Party, which shall not be unreasonably withheld, before entering into any settlement, adjustment or compromise of such claim or ceasing to defend against such claim.


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

9.4.    LIMITS OF INDEMNIFICATION

9.4.1 The Party seeking indemnification shall not be entitled to indemnification pursuant to this SECTION 9 unless a claim for such indemnification is asserted in writing to the other Party (i) within two years after the Closing Date, or (ii) as concerns any Tax and social security matters, on or before December 31, 2004, except for tax fraud and registration taxes, for which claims may be made on and until December 31, 2011.

9.4.2. The duty to indemnify pursuant to this SECTION 9 shall not apply unless the aggregate amount of the indemnification due under this Agreement is greater than a threshold of 1.000.000 Euros, but if such threshold is exceeded by any claim or by any group of claims, the full amount of Losses shall be indemnified and any future claims shall not be subject to this threshold.

9.4.3. The total amount that each Contributor may be required to pay as indemnification pursuant to this SECTION 9 shall not exceed the amount set forth in SCHEDULE 9.4.3.

9.4.4. The total amount that the US Parent may be required to pay as indemnification pursuant to this SECTION 9 shall not exceed the amount set forth in SCHEDULE 9.4.4.

9.4.5. No claim or group of claims (based upon the same cause or of substantially the same nature) in which Losses do not exceed 20,000 Euros shall apply to any provision of this ARTICLE 9 including the threshold of SECTION 9.4.2.

9.4.6. The limitations contained in this Section 9.4 shall not apply to Breaches constituting fraud or intentional misrepresentation.


                            ARTICLE 10 -- TERMINATION

10.1    TERMINATION PRIOR TO CLOSING


        At any time on or prior to the Closing, EBH or the US Parent, as one party, or the Contributors, as the other party, may immediately terminate this Agreement by giving written notice of termination to the other Parties, if:


        (a)    the Closing has not occurred on or prior to May 15, 2001;


        (b) it becomes evident that any of the conditions precedent to EBH's, the US Parent's or Contributors' closing obligations, as set forth in SECTION 6 of this Agreement, as applicable, will not be able to be satisfied on or prior to such date; provided, however, that failure of such occurrence or the non-satisfaction of such conditions precedent is not attributable to the Party seeking to terminate this Agreement; or


        (c)    if the other Parties agree in writing to the termination.


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

        Should the US Parent terminate this Agreement on the grounds that the conditions precedent set forth in SECTIONS 6.2.7 AND 6.2.9 have not been satisfied, the US Parent shall then be required to pay to the Contributors a break-up fee of ten million (10,000,000) Euros. This break-up fee shall be payable in full upon notice of termination by the US Parent.


10.2.   EFFECT OF TERMINATION


In the event of a termination of this Agreement, this Agreement shall forthwith become null and void, except for SECTIONS 11, 12.5., 12.10 AND 12.11.; provided, however, that the termination of this Agreement shall not relieve any Party of any liability for breach of this Agreement prior to the date of termination.


                   ARTICLE 11 -- GOVERNING LAW AND ARBITRATION


11.1 This Agreement and the rights and obligations of the Parties hereto shall be governed by and construed and enforced in accordance with the Laws of the Republic of France.


11.2. All disputes between the Parties arising out of or in relation to this Agreement (including any questions as to the validity or enforceability of this arbitration clause) shall be resolved through arbitration, in accordance with the Rules of Arbitration of ICC, carried out by an arbitration panel composed of one or several arbitrators, each of them fluent in English and French (each an "ARBITRATOR"), designated in accordance with said Rules. The Arbitration proceedings shall take place in Paris, France and shall be conducted in the English language, provided that any Party may submit any evidence in French without an English translation.

11.3. The expenses of the arbitration proceedings shall be borne by the Parties in accordance with the applicable determinations of the arbitration panel.


                           ARTICLE 12 -- MISCELLANEOUS


12.1.   AMENDMENT

        This Agreement may be amended, modified, or supplemented only by an instrument in writing executed by all the Parties hereto.


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

12.2.   ASSIGNMENT

        The US Parent may at any time prior to the Closing Date assign all or any part of its rights and/or obligations under this Agreement to any of its Affiliates and the US Parent may, at any time after the Closing Date, assign all or any part of its rights and/or obligations under this Agreement to any of its Affiliates or any other person. Any assignee of the US Parent shall succeed to and be possessed of the rights of the US Parent hereunder to the extent of the assignment made, provided, however, that any such assignment by the US Parent shall not relieve the US Parent of its obligations hereunder. In addition, at any time after the Closing, the US Parent may assign all or any part of its rights relating to the representations and warranties and to the indemnification procedure in this Agreement to any person who/which acquires either the stock of the Company or of its Subsidiaries, or substantially all of the assets of the Company or of its Subsidiaries, by sale, merger or otherwise. In addition, should all or part of the Company or of any Subsidiary be transferred to a third party, the US Parent shall nonetheless retain the right to avail itself of the representations and warranties and of the indemnification procedure contained in this Agreement, as if such transfer had not taken place.


12.3.   PARTIES IN INTEREST - NO THIRD PARTY BENEFICIARIES

        Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the Parties hereto. Neither this Agreement nor any other agreement contemplated herein shall be deemed to confer upon any person not a Party hereto or thereto any rights or remedies hereunder or thereunder.


12.4.   WAIVER

        No waiver by any Party of any default or breach by another Party of any representation, warranty, covenant or condition contained in this Agreement, or in any exhibit or any document, instrument, or certificate contemplated herein, shall be deemed to constitute a waiver of any subsequent default or breach by such Party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any Party in exercising any right, power, or remedy under this Agreement or at Law shall operate as a waiver thereof or otherwise prejudice any of such Party's rights, powers and remedies. All remedies shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.


12.5.   COSTS, EXPENSES AND LEGAL FEES


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


        Whether or not the transactions contemplated herein are consummated, each Party hereto shall bear its own costs and expenses (including attorneys' fees), except that each Party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other Party in successfully (i) enforcing any of the terms of this Agreement, or (ii) proving that the other Party breached any of the terms of this Agreement.


12.6.   ENTIRE AGREEMENT

        This Agreement and the agreements attached hereto as schedules and transactions contemplated herein constitute the entire agreement of the Parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.


12.7.   MASTER AGREEMENT

        Should any of the provisions of this Agreement be in conflict with the provisions of any other contracts and agreements entered into by the Parties and relating to the implementation of this Agreement in accordance with applicable local Legal Requirements, this Agreement shall control.


12.8.   SEVERABILITY

        If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future Legal Requirements effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision was never a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.


12.9.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

        The representations and warranties shall survive the Closing and shall not be affected by any investigation or finding made by the Parties hereto prior to the date hereof or the Closing Date.


12.10.  NOTICES AND REPRESENTATION OF THE CONTRIBUTORS

        For the purposes of the Contribution as defined hereabove and of this Agreement, the Contributors hereby appoint Goldman Sachs International ("GSI") as their representative (the "SHAREHOLDERS' AGENT"), who, in their name and on their behalf, shall sign all documents required for the completion of the Contribution, make all notices and communications, receive all notices or make all declarations, receive all payments which are to be made pursuant to this Agreement or as a consequence thereof or arising therefrom, to, or on behalf of, the Contributors. In view of the mutual interest it represents for the Contributors, such power of attorney is irrevocable even in the event of death or liquidation of any of the Contributors.

        Should GSI, hereby appointed, be unable to perform his duties or be unwilling to continue to act as the Shareholders' Agent, for any reason whatsoever, Ernst & Young will replace GSI as Shareholders' Agent. In such case, Ernst & Young must notify to each Contributor, to the Escrow Agent and to the US Parent that he is henceforth acting as the Shareholders' Agent. Should Ernst & Young, hereby appointed, be unable to perform his duties or be unwilling to continue to act as the Shareholders' Agent, for any reason whatsoever, the Contributors will appoint one of themselves within fifteen (15) days following the day on which the inability or the refusal of Ernst & Young to perform his duties shall have been ascertained. Failing the appointment of a new agent within the 15-day period mentioned above, such agent will be appointed by the President of the Commercial Court of Paris ruling in summary form ("en refere"), such ruling not being challengeable in appeal.

        For the purpose of this Agreement, all Contributors shall be represented, and all consents and approvals of the Contributors shall be validly granted, by the Shareholders' Agent and all payments to be made by EBH or the US Parent to the Contributors shall be made to the Shareholders' Agent, who/which shall, as the case may be, allocate the payment among the Contributors under its sole responsibility. In addition, all notices given to the Shareholders' Agent shall be deemed to have reached each of the Contributors.

        Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated herein must be in writing and given (i) by depositing the same in the mail, addressed to the Party to be notified, postage prepaid and registered with return receipt requested and received, (ii) by sending the same by express courier, or (iii) by delivering the same in person. Such notice shall be deemed received on the date on which it is hand-delivered or on the second business day following the date on which it was sent by express courier. If sent by registered mail, such notice shall be deemed received on the third business day following the date on which it is so mailed, when mailed within the same country, or on the tenth business day following the date on which it is so mailed, when mailed from a country different from the country of destination.


        For purposes of giving notice, the addresses of the Parties shall be:


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        For the Contributors:

                                    Goldman Sachs International
                                    Peterborough Court
                                    133 Fleet Street
                                    London
                                    England


        For EBH:

                                    eBay Inc.
                                    2145 Hamilton Avenue
                                    San Jose
                                    CA 95125
                                    U.S.A.

                                    to the attention of the General Counsel

        For the US Parent:

                                    eBay Inc.
                                    2145 Hamilton Avenue
                                    San Jose
                                    CA 95125
                                    U.S.A.

                                    to the attention of the General Counsel

Any Party may change its address for notice by written notice given to the other Parties in accordance with this SECTION 12.10.


12.11.  CONFIDENTIALITY - PUBLICITY AND DISCLOSURES

12.11.1. Each Party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated herein without the prior knowledge and written consent of the other Party hereto. The foregoing shall not prohibit any DISCLOSURE: (i) required by Legal Requirements or regulatory authorities to be made by one of the Parties, provided that the Party required to make such disclosure shall first consult with the other Parties with respect to the form and substance of the proposed disclosure; (ii) to attorneys, accountants, investment bankers, or other agents of the Parties assisting the Parties in connection with the transactions contemplated herein; and (iii) by the US Parent in order to comply with the law or the regulations of the Stock Exchange (Nasdaq) on which the US Parent is traded; and by the Contributors in order to meet the Condition

         Precedent under SECTION 6.2. of this Agreement or to purchase the shares of the Cashed Out Shareholders.

12.11.2. In the event that the transactions contemplated herein are not consummated for any reason whatsoever, the Parties hereto agree not to disclose any confidential, proprietary and/or non public information they may have concerning the affairs of the other Parties, except for information that is required by Legal Requirements to be disclosed; provided that, in the event that the transactions contemplated herein are not consummated, nothing contained herein shall be construed to prohibit the Parties hereto from operating businesses in competition with those of other Parties.



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


IN WITNESS WHEREOF, the Parties have signed this Agreement in 8 originals on the date first above written.


The US Parent                                      Pierre-Francois Grimaldi






/s/ Matthew J. Bannick                             /s/ Pierre-Francois Grimaldi
---------------------------                        -----------------------------
By:  Matthew J. Bannick


Marc Piquemal


/s/  Marc Piquemal
---------------------------







                             GS CAPITAL PARTNERS III, L.P.

                             By: GS Advisors III, L.L.C.

                             Its General Partner




                             /s/ Jean-Christophe Germani
                             ------------------------------
                             By: Jean-Christophe Germani

GS CAPITAL PARTNERS III,                       GOLDMAN, SACHS & CO
OFFSHORE, L.P.                                 VERWALTUNGS GmbH
By: GS Advisors III, L.L.C.
Its General Partner



/s/ Jean-Christophe Germani                    /s/ Jean-Christophe Germani
------------------------------                 -------------------------------
By: Jean-Christophe Germani                    By: Jean-Christophe Germani

STONE STREET FUND 1999, L.P.                   Cisalpina Gestioni S.p.A

By: Stone Street 1999, L.L.C.

Its General Counsel






/s/ Jean-Christophe Germani                    /s/ Mauro Castiglioni
------------------------------                 -------------------------------
By: Jean-Christophe Germani                    By: Mauro Castiglioni



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